   EXHIBIT 99

TRIBUNE REPORTS 2003 FOURTH QUARTER AND FULL YEAR RESULTS
2003 Operating Cash Flow Increases 6% to $1.6 Billion;
Publishing and Broadcasting Groups Continue Margin Improvement

CHICAGO, January 28, 2004—Tribune Company (NYSE: TRB) today reported fourth quarter 2003 diluted earnings per share (EPS) of $1.00 compared with $.57 in the fourth quarter of 2002. The 2003 fourth quarter results included a net non-operating gain of $.34 per diluted share. Non-operating items had no impact on 2002 fourth quarter diluted earnings per share.

For the full year 2003, Tribune reported diluted earnings per share of $2.61 compared with $1.30 in 2002. The 2003 full year results included a net non-operating gain of $.52 per diluted share. In 2002, Tribune recorded a net non-operating loss of $.02 per diluted share, a restructuring charge of $.05 per diluted share and a one-time $.50 loss per diluted share for the cumulative effect of a change in accounting principle related to the initial application of the impairment provisions of FAS 142.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“Our financial results reflect solid growth at Tribune’s publishing and broadcast groups,” said Dennis FitzSimons, Tribune’s Chairman, President and CEO. “We met our goal of increasing operating cash flow to $1.6 billion. Despite higher retirement plan costs, cash operating expenses were up just 3 percent, reflecting our intense focus on cost containment. Looking to 2004, we’ll continue to focus on top line revenue growth by meeting the changing needs of our readers, viewers and advertisers.”

FOURTH QUARTER 2003 RESULTS1
CONSOLIDATED

Tribune’s 2003 fourth quarter operating revenues increased 2.8 percent to $1.47 billion from $1.43 billion in the 2002 fourth quarter. Consolidated cash operating expenses decreased $2 million, or 0.2 percent, in the fourth quarter of 2003 primarily due to lower broadcast rights expense and a decline in Radio/Entertainment expenses, partially offset by higher retirement plan and newsprint expenses and the impact of the KPLR-TV, St. Louis and KWBP-TV, Portland, Ore. acquisitions. Operating cash flow was up 10 percent to $458 million, compared with $416 million in the fourth quarter of 2002. Tribune’s operating profit increased 11.6 percent to $400 million, compared with $359 million in 2002.

1 “Operating profit” for each segment excludes interest income and expense, equity earnings and losses, non-operating items and income taxes. “Operating cash flow” is defined as operating profit before restructuring charges, depreciation and amortization. “Cash operating expenses” are defined as operating expenses before restructuring charges, depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses.

PUBLISHING

Publishing’s fourth quarter operating revenues were $1.08 billion, up 2.3 percent from last year’s fourth quarter. Publishing cash operating expenses rose by 0.8 percent. Publishing operating cash flow was $304 million, a 6.6 percent increase from $285 million in 2002. Publishing operating profit increased 8.4 percent to $260 million, up from $240 million in 2002.

     Management Discussion
o	Retail, national and classified advertising revenues discussed below include both print and interactive revenues for 2003 and 2002.
o

Retail advertising revenues rose by 1 percent for the quarter. Preprint revenues increased 8 percent, with a 20 percent increase in South Florida, an 8 percent increase in Chicago and a 7 percent increase in Los Angeles. Increases in furniture/home furnishing, hardware, electronics and health care were partially offset by a decline in department stores and food.

o

National advertising was up 7 percent for the quarter with increases in the movies/entertainment, financial and hi-tech categories, partially offset by decreases in travel/resorts and auto manufacturers.

o

Classified advertising was up 3 percent for the quarter. Auto increased 4 percent and real estate was up 8 percent. Help wanted revenues for the group were up 3 percent; New York rose 4 percent and Los Angeles was up 2 percent while Chicago fell 7 percent.

o	Interactive revenues were $26 million, up 37 percent, due to strength in classified and banner/sponsorship advertising.
o

Cash operating expenses increased 0.8 percent from fourth quarter 2002 due primarily to higher newsprint prices and a lower pension credit. Newsprint and ink expense was 5 percent higher than 2002 as newsprint cost per ton was up 8 percent and consumption decreased 2 percent.

o	In the fourth quarter 2003, publishing’s operating cash flow margin was 28.0 percent, up from 26.9 percent in 2002.

BROADCASTING AND ENTERTAINMENT

Broadcasting and Entertainment’s fourth quarter operating revenues increased 4.1 percent to $386 million, up from $371 million in 2002. Group cash operating expenses were down 4.8 percent in the fourth quarter of 2003. Operating cash flow was $170 million, up 18.1 percent from $144 million in 2002. Operating profit rose 18.7 percent to $156 million from $131 million last year.

Television’s fourth quarter revenues increased 4.1 percent to $353 million, up from $339 million in 2002. Television cash operating expenses decreased 2.2 percent from last year. Television operating cash flow was up 12.8 percent and operating profit rose 12.6 percent.

Radio/Entertainment’s fourth quarter revenues increased 4.2 percent to $33 million, up from $32 million in 2002 due to playoff related revenues for the Chicago Cubs, partially offset by fewer programs in production at Tribune Entertainment. Radio/Entertainment cash operating expenses decreased 21.1 percent from last year primarily due to the production of fewer programs at Tribune Entertainment. Radio/Entertainment operating cash flow was $8.9 million, up from $1.1 million in 2002 and operating profit was $7.5 million, up from a loss of $0.4 million in 2002.

     Management Discussion
o	Television results excluding acquisitions:
o	Television revenues increased 1 percent in the quarter compared to the fourth quarter of 2002 which showed a 22 percent increase.
o	Television cash operating expenses were down 6 percent compared with last year primarily due to decreased broadcast rights amortization, partially offset by higher compensation and benefits expense.
o	Television’s operating cash flow margin was 45.5 percent, up from 42 percent in 2002.
o

The Company reached a multi-level agreement with Comcast, the nation’s largest MSO and the dominant cable provider in the Chicago area. In partnership with Comcast and the White Sox, Bulls and Blackhawks, the Company will launch a new regional sports network in September 2004. The Company will receive significant rights fees for the 72 Cubs games that will air on the channel, plus a percentage of the network’s profits. The Company has also sold its 8.6% interest in the Golf Channel to Comcast for $100 million.

EQUITY RESULTS

Equity income was $12 million in the fourth quarter of 2003, compared with $11 million in the fourth quarter of 2002.

NON-OPERATING ITEMS

In the 2003 fourth quarter, Tribune recorded a net after-tax non-operating gain of $114 million, or $.34 per diluted share, while in the 2002 fourth quarter the Company recorded a net after-tax non-operating loss of $2 million. Non-operating items in 2003 included gains from the sale of the Company’s ownership interest in The Golf Channel, marking-to-market the Company’s PHONES derivatives and related Time Warner investment, and insurance recoveries related to Sept. 11, 2001 damage sustained by WPIX-TV in New York. The 2002 fourth quarter non-operating items included a loss from marking-to-market the Company’s PHONES derivatives and related Time Warner investment. In addition, in the fourth quarters of 2003 and 2002, the Company reduced its income tax expense and liabilities by $25 million and $26 million, respectively, as a result of favorably resolving certain state and federal income tax issues.

FULL YEAR RESULTS
CONSOLIDATED

For the full year 2003, operating revenues increased 3.9 percent to $5.6 billion, up from $5.4 billion in 2002. Consolidated cash operating expenses were up 3.1 percent. Operating cash flow was $1.6 billion, a 6.0 percent increase over the $1.5 billion reported in 2002. Operating profit, before restructuring charges, was up 6.6 percent to $1.4 billion, from $1.3 billion last year.

PUBLISHING

For the full year 2003, operating revenues for Publishing increased 2.4 percent to $4.0 billion, up from $3.9 billion in 2002. Cash operating expenses increased 2.1 percent in 2003. Operating cash flow grew 3.5 percent to $1.1 billion, from $1.0 billion. Operating profit, before restructuring charges, increased 4.0 percent to $885 million, up from $851 million in 2002.

BROADCASTING AND ENTERTAINMENT

For the full year 2003, operating revenues for Broadcasting and Entertainment increased 7.9 percent to $1.6 billion, up from $1.4 billion in 2002. Cash operating expenses increased 5.6 percent in 2003. Operating cash flow rose 11.9 percent to $579 million from $517 million. Operating profit, before restructuring charges, increased 12.4 percent to $529 million, from $470 million.

For the full year 2003, operating revenues for television increased 8.3 percent to $1.3 billion, up from $1.2 billion in 2002. Cash operating expenses increased 6 percent in 2003. Operating cash flow grew 11.7 percent to $552 million from $494 million. Operating profit, before restructuring charges, increased 11.9 percent to $507 million, from $453 million.

Radio/Entertainment’s full year 2003 revenues increased 5.6 percent to $235 million, up from $222 million in 2002. Radio/Entertainment cash operating expenses increased 4.3 percent from last year primarily due to higher player compensation for the Chicago Cubs and increased program costs at Tribune Entertainment. Radio/Entertainment operating cash flow was up 17.3 percent to $27 million, from $23 million in 2002 and operating profit, before restructuring charges, was up 27.4 percent to $21 million, from $17 million in 2002.

EQUITY RESULTS

Equity income was $6 million for the full year 2003, compared with a loss of $41 million in 2002. The full year 2002 losses included two one-time items related to CareerBuilder. In the first quarter of 2002, the Company recorded its $7.5 million share of a restructuring charge for CareerBuilder. In the third quarter, there was a one-time charge for Tribune’s $18 million share of CareerBuilder’s tax liability resulting from its conversion to a Limited Liability Company in September 2002. The full year 2003 also reflects the recognition of equity income from TV Food Network.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2003 fourth quarter increased 25 percent to $16 million from $13 million in the fourth quarter of 2002 mainly due to higher compensation and benefits expense. Corporate expenses for the full year 2003, before restructuring charges, increased 16.6 percent to $53 million from $46 million in 2002.

Net interest expense for the 2003 fourth quarter decreased to $47 million, down 5.6 percent from $50 million in the fourth quarter 2002. For the full year 2003, net interest expense decreased 6.1 percent to $192 million, down from $204 million in 2002. The decrease was primarily due to a reduction in outstanding debt. Debt at year-end 2003, excluding the PHONES, was approximately $2.0 billion compared with $2.75 billion at the end of 2002.

The effective tax rate in the 2003 fourth quarter was 33.8 percent, compared with a rate of 29.4 percent in the fourth quarter of 2002. The effective tax rate for the full year 2003 was 37.0 percent, compared with a rate of 35.3 percent for the full year 2002. In both the fourth quarters and full years of 2003 and 2002, the Company reduced its income tax expense and liabilities as a result of favorably resolving certain state and federal income tax issues. The adjustment in 2003 was $25 million and was recorded in the fourth quarter. The 2002 adjustment was $35 million, of which $26 million was recorded in the fourth quarter.

Capital expenditures were about $90 million in the fourth quarter and $194 million for the full year 2003.

2004 FULL YEAR OUTLOOK

As stated at the December 2003 analyst conferences, the Company anticipates consolidated revenue growth of about 6 percent in 2004, including about 1 percent from new publications. Consolidated operating expenses should grow in the range of 5.5 percent due to higher expenses for retirement plans, medical, newsprint and the impact of new publications. Full year 2004 diluted earnings per share is expected to be within the range of current Wall Street analyst estimates. This projection assumes that non-operating items are not material in 2004.

WEBCAST OF CONFERENCE CALL

Today at 8 a.m. (CDT), a live Webcast of the 2003 fourth quarter conference call will be accessible through www.tribune.com and www.ccbn.com. An archive of the Webcast will be available on these sites from Jan. 28 through Feb. 4. More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE: TRB) is one of the country’s premier media companies, operating businesses in broadcasting and publishing. It reaches more than 80 percent of U.S. households and is the only media organization with television stations, newspapers and Web sites in the nation’s top three markets. In publishing, Tribune operates 13 leading daily newspapers including the Los Angeles Times, Chicago Tribune, Newsday and Spanish-language Hoy, plus a wide range of targeted publications. The company’s broadcasting group operates 26 television stations; Superstation WGN on national cable; WGN-AM in Chicago; and the Chicago Cubs baseball team. Popular news and information Web sites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the company’s business. These factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the Securities and Exchange Commission through a Form 8-K.

MEDIA CONTACT: Gary Weitman 312/222-3394 (Office) 312/222-1573 (Fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (Office) 312/222-1573 (Fax) rmusil@tribune.com

TRIBUNE COMPANY
FOURTH QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	FOURTH QUARTER (A)
	2003	2002	% Change
OPERATING REVENUES	$ 1,469,633	$ 1,429,743	2.8
OPERATING EXPENSES	1,069,250	1,070,924	(0.2)

OPERATING PROFIT (B)	400,383	358,819	11.6

Net Income from Equity Investments	12,285	11,028	11.4
Interest Income	974	2,374	(59.0)
Interest Expense	(47,850)	(52,051)	(8.1)
Non-Operating Items (C)	145,750	(45,968)	NM

Income Before Income Taxes	511,542	274,202	86.6

Income Taxes	(173,129)	(80,655)	114.7

NET INCOME	338,413	193,547	74.8

Preferred Dividends, net of tax	(5,991)	(6,359)	(5.8)

Net Income Attributable to Common Shares	$ 332,422	$ 187,188	77.6

EARNINGS PER SHARE
Basic	$ 1.06	$ .61	73.8

Diluted (D)	$ 1.00	$ .57	75.4

DIVIDENDS PER COMMON SHARE	$ .11	$ .11	–

Weighted Average Common Shares Outstanding (E)	314,606	304,985	3.2

(A)	2003 fourth quarter: Sept. 29, 2003 to Dec. 28, 2003. (13 weeks) 2002 fourth quarter: Sept. 30, 2002 to Dec. 29, 2002. (13 weeks)

(B)	Operating profit excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

(C)	The fourth quarter of 2003 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$ 42,609	$ 26,077	$ .08
Gain on sales of investments (2)	85,725	52,463.16
Loss on investment write-downs	(1,515)	(927)	–
Gain on insurance recoveries (3)	22,291	13,642.04
Other non-operating loss	(3,360)	(2,056)	(.01)
Income tax settlement adjustments (4)	–	25,034.07

Total non-operating items	$ 145,750	$ 114,233	$ .34

The fourth quarter of 2002 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$ (42,780)	$ (26,181)	$ (.07)
Loss on investment write-downs	(8,477)	(5,188)	(.02)
Gain on sales of investments	1,022	625	–
Other non-operating gain	4,267	2,611.01
Income tax settlement adjustments (4)	–	26,376.08

Total non-operating items	$ (45,968)	$ (1,757)	$ –

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)	For the fourth quarter of 2003, gain on sales of investments relates primarily to the divestiture of the Company’s investment in The Golf Channel.

(3)

In the fourth quarter of 2003, the Company recorded a pretax gain of $22 million as a result of settling the business interruption and property damage insurance claims filed by WPIX-TV, New York, as a result of the events of Sept. 11, 2001.

(4)

In the fourth quarters of 2003 and 2002, the Company reduced its income tax expense and liabilities by a total of $25 million and $26 million, respectively, as a result of favorably resolving certain state and federal income tax issues.

(D)

Fourth quarter 2003 diluted EPS was computed assuming that the Series B, C, D-1 and D-2 convertible preferred shares and the LYONs debt securities had been converted into common shares for all periods presented. The Series B convertible preferred shares were actually converted into common shares on Dec. 16, 2003; therefore, a weighted average portion was used in the fourth quarter 2003 calculation. The LYONs were converted into approximately seven million shares of common stock during June, 2003, and therefore, are not included in the fourth quarter 2003 calculation. Also, weighted average common shares outstanding were adjusted for the dilutive effect of stock options. In 2002, the Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS because their effects were antidilutive. Following are the calculations for the fourth quarter:

	Fourth Quarter
	2003	2002
Net income	$ 338,413	$ 193,547
Additional ESOP contribution required assuming Series B
preferred shares had been converted for all periods, net of tax	(1,865)	(2,526)
Dividends for Series C, D-1 and D-2 preferred stock	–	(2,047)
LYONs interest expense, net of tax	–	1,552

Adjusted net income	$ 336,548	$ 190,526

Weighted average common shares outstanding	314,606	304,985
Assumed conversion of Series B preferred shares into common	12,768	16,751
Assumed conversion of Series C, D-1 and D-2 preferred shares
into common	2,209	–
Assumed exercise of stock options, net of common
shares assumed repurchased	6,502	6,999
Assumed conversion of LYONs debt securities	–	6,988

Adjusted weighted average common
shares outstanding	336,085	335,723

Diluted earnings per share	$ 1.00	$ .57

(E)	The number of common shares outstanding, in thousands, at Dec. 28, 2003 was 328,298.

TRIBUNE COMPANY
FULL YEAR RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)
	FULL YEAR (A)
	2003	2002	% Change
OPERATING REVENUES	$ 5,594,829	$ 5,384,428	3.9
OPERATING EXPENSES BEFORE RESTRUCTURING CHARGES	4,234,355	4,108,643	3.1

OPERATING PROFIT BEFORE RESTRUCTURING CHARGES (B)	1,360,474	1,275,785	6.6
Restructuring Charges (C)	–	(27,253)	(100.0)

OPERATING PROFIT	1,360,474	1,248,532	9.0

Net Income (Loss) from Equity Investments	5,590	(40,875)	NM
Interest Income	6,048	8,818	(31.4)
Interest Expense	(198,123)	(213,309)	(7.1)
Non-Operating Items (D)	241,247	(63,211)	NM

Income Before Income Taxes and Cumulative Effect of Change
in Accounting Principle	1,415,236	939,955	50.6

Income Taxes	(523,857)	(331,376)	58.1

Income Before Cumulative Effect of Change in Accounting Principle	891,379	608,579	46.5

Cumulative Effect of Change in Accounting Principle, net of tax (E)	–	(165,587)	(100.0)

NET INCOME	891,379	442,992	101.2

Preferred Dividends, net of tax	(24,441)	(25,130)	(2.7)

Net Income Attributable to Common Shares	$ 866,938	$ 417,862	107.5

EARNINGS PER SHARE
Basic:
Before cumulative effect of change in accounting principle, net	$ 2.78	$ 1.93	44.0
Cumulative effect of change in accounting principle, net	–	(.55)	(100.0)

Total	$ 2.78	$ 1.38	101.4

Diluted:
Before cumulative effect of change in accounting principle, net	$ 2.61	$ 1.80	45.0
Cumulative effect of change in accounting principle, net	–	(.50)	(100.0)

Total (F)	$ 2.61	$ 1.30	100.8

DIVIDENDS PER COMMON SHARE	$ .44	$ .44	–

Weighted Average Common Shares Outstanding (G)	311,295	301,932	3.1

(A)	2003 full year: Dec. 30, 2002 to Dec. 28, 2003. (52 weeks) 2002 full year: Dec. 31, 2001 to Dec. 29, 2002. (52 weeks)

(B)

Operating profit excludes interest income and expense, equity earnings and losses, non-operating items and income taxes. Operating profit before restructuring charges is a key metric used by the Company’s chief operating decision maker, as defined by Financial Accounting Standard No. 131, “Segment Reporting,” to make decisions about resources to be allocated to a segment and assess its performance.

(C)

In the first quarter of 2002, the Company recorded pretax restructuring charges of $27 million ($17 million after-tax) primarily for various cost reduction initiatives, which reduced diluted earnings per share by $.05.

(D)	The full year 2003 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$ 84,066	$ 51,448	$ .16
Gain on sales of subsidiaries and investments, net (2)	147,507	90,261.27
Loss on investment write-downs	(9,764)	(5,976)	(.01)
Gain on insurance recoveries (3)	22,291	13,642.04
Other non-operating loss	(2,853)	(1,746)	(.01)
Income tax settlement adjustments (4)	–	25,034.07

Total non-operating items	$ 241,247	$ 172,663	$ .52

The full year 2002 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$ (161,228)	$ (98,672)	$ (.30)
Gain on sales of subsidiaries and investments, net (2)	106,216	65,004.20
Loss on investment write-downs	(18,347)	(11,228)	(.03)
Other non-operating gain	10,148	6,211.02
Income tax settlement adjustments (4)	–	29,379.09

Total non-operating items	$ (63,211)	$ (9,306)	$ (.02)

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)

For the full year of 2003, gain on sales of subsidiaries and investments relates primarily to the sale of the Company’s investment in The Golf Channel and the divestiture of the assets of Denver radio station KKHK-FM, which were exchanged for the assets of KWBP-TV, Portland, Ore. For the full year of 2002, gain on sales of subsidiaries and investments relates primarily to the divestiture of two Denver radio stations, KOSI-FM and KEZW-AM, which were exchanged for the assets of two television stations, WTTV-TV, Indianapolis, and its satellite station WTTK-TV, Kokomo, Indiana, from Sinclair Broadcast Group.

(3)

In the full year of 2003, the Company recorded a pretax gain of $22 million as a result of settling the business interruption and property damage insurance claims filed by WPIX-TV, New York, as a result of the events of Sept. 11, 2001.

(4)

In the full years of 2003 and 2002, the Company reduced its income tax expense and liabilities by a total of $25 million and $35 million, respectively, as a result of favorably resolving certain state and federal income tax issues. In 2002, approximately $29 million of the adjustment was classified as a non-operating item.

(E)

As a result of initially applying the new impairment provisions of FAS 142, “Goodwill and Other Intangible Assets,” the Company recorded a pretax charge of $271 million ($166 million after-tax) in the first quarter of 2002, which decreased diluted EPS by $.50. This cumulative effect relates to certain of the Company’s newspaper mastheads, a FCC license and a television network affiliation agreement.

(F)

Diluted EPS was computed assuming that the Series B convertible preferred shares and the LYONs debt securities had been converted into common shares for all periods presented. The Series B convertible preferred shares were actually converted into common shares on Dec. 16, 2003 and the LYONs were converted into approximately seven million shares of common stock during June, 2003; therefore, a weighted average portion was used in the full year 2003 calculation. Also, weighted average common shares outstanding were adjusted for the dilutive effect of stock options. The Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS because their effects were antidilutive. Following are the calculations for the full year:

	Full Year
	2003	2002
Net income	$ 891,379	$ 442,992
Additional ESOP contribution required assuming Series B
preferred shares had been converted for all periods, net of tax	(9,100)	(10,033)
Dividends for Series C, D-1 and D-2 preferred stock	(8,252)	(8,189)
LYONs interest expense, net of tax	2,884	6,218

Adjusted net income	$ 876,911	$ 430,988

Weighted average common shares outstanding	311,295	301,932
Assumed conversion of Series B preferred shares into common	15,171	17,132
Assumed exercise of stock options, net of common
shares assumed repurchased	6,565	6,313
Assumed conversion of LYONs debt securities	3,212	7,089

Adjusted weighted average common
shares outstanding	336,243	332,466

Diluted earnings per share	$ 2.61	$ 1.30

(G)	The number of common shares outstanding, in thousands, at Dec. 28, 2003 was 328,298.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	FOURTH QUARTER			FULL YEAR
	2003	2002	% Change	2003	2002	% Change
PUBLISHING
Operating Revenues	$ 1,083,324	$ 1,058,563	2.3	$ 4,036,920	$ 3,940,478	2.4
Cash Operating Expenses (A)	(779,595)	(773,726)	0.8	(2,975,331)	(2,914,991)	2.1

Operating Cash Flow (B) (C)	303,729	284,837	6.6	1,061,589	1,025,487	3.5
Depreciation and Amortization Expense	(43,261)	(44,555)	(2.9)	(176,283)	(174,070)	1.3

Operating Profit before Restructuring Charges (C)	260,468	240,282	8.4	885,306	851,417	4.0
Restructuring Charges	–	–	–	–	(24,923)	(100.0)

Total Operating Profit (C)	$ 260,468	$ 240,282	8.4	$ 885,306	$ 826,494	7.1

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$ 353,294	$ 339,483	4.1	$ 1,323,038	$ 1,221,637	8.3
Radio/Entertainment	33,015	31,697	4.2	234,871	222,313	5.6

Total Operating Revenues	386,309	371,180	4.1	1,557,909	1,443,950	7.9

Cash Operating Expenses (A)
Television	(192,539)	(196,916)	(2.2)	(771,272)	(727,544)	6.0
Radio/Entertainment	(24,129)	(30,580)	(21.1)	(208,074)	(199,471)	4.3

Total Cash Operating Expenses	(216,668)	(227,496)	(4.8)	(979,346)	(927,015)	5.6

Operating Cash Flow (B) (C)
Television	160,755	142,567	12.8	551,766	494,093	11.7
Radio/Entertainment	8,886	1,117	NM	26,797	22,842	17.3

Total Operating Cash Flow	169,641	143,684	18.1	578,563	516,935	11.9

Depreciation and Amortization Expense
Television	(12,611)	(11,037)	14.3	(44,506)	(40,646)	9.5
Radio/Entertainment	(1,391)	(1,533)	(9.3)	(5,538)	(6,151)	(10.0)

Total Depreciation and Amortization Expense	(14,002)	(12,570)	11.4	(50,044)	(46,797)	6.9

Operating Profit (Loss) (C)
Television	148,144	131,530	12.6	507,260	453,447	11.9
Radio/Entertainment	7,495	(416)	NM	21,259	16,691	27.4

Total Operating Profit before
Restructuring Charges (C)	155,639	131,114	18.7	528,519	470,138	12.4
Restructuring Charges	–	–	–	–	(1,087)	(100.0)

Total Operating Profit	$ 155,639	$ 131,114	18.7	$ 528,519	$ 469,051	12.7

CORPORATE EXPENSES
Operating Cash Flow (B) (C)	$ (15,251)	$ (12,056)	26.5	$ (51,292)	$ (43,383)	18.2
Depreciation and Amortization Expense	(473)	(521)	(9.2)	(2,059)	(2,387)	(13.7)

Operating Loss before Restructuring Charges (C)	(15,724)	(12,577)	25.0	(53,351)	(45,770)	16.6
Restructuring Charges	–	–	–	–	(1,243)	(100.0)

Total Operating Loss (C)	$ (15,724)	$ (12,577)	25.0	$ (53,351)	$ (47,013)	13.5

CONSOLIDATED
Operating Revenues	$ 1,469,633	$ 1,429,743	2.8	$ 5,594,829	$ 5,384,428	3.9
Cash Operating Expenses (A)	(1,011,514)	(1,013,278)	(0.2)	(4,005,969)	(3,885,389)	3.1

Operating Cash Flow (B) (C)	458,119	416,465	10.0	1,588,860	1,499,039	6.0
Depreciation and Amortization Expense	(57,736)	(57,646)	0.2	(228,386)	(223,254)	2.3

Operating Profit before Restructuring Charges (C)	400,383	358,819	11.6	1,360,474	1,275,785	6.6
Restructuring Charges	–	–	–	–	(27,253)	(100.0)

Total Operating Profit (C)	$ 400,383	$ 358,819	11.6	$ 1,360,474	$ 1,248,532	9.0

(A)

Cash operating expenses exclude restructuring charges. The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the fourth quarter of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$ 822,856	$ 230,670	$ 15,724	$ 1,069,250
Less: depreciation and amortization expense	43,261	14,002	473	57,736

Cash operating expenses	$ 779,595	$ 216,668	$ 15,251	$ 1,011,514

Following is a reconciliation of operating expenses to cash operating expenses for the fourth quarter of 2002:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$ 818,281	$ 240,066	$ 12,577	$ 1,070,924
Less: depreciation and amortization expense	44,555	12,570	521	57,646

Cash operating expenses	$ 773,726	$ 227,496	$ 12,056	$ 1,013,278

Following is a reconciliation of operating expenses to cash operating expenses for the full year 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$ 3,151,614	$ 1,029,390	$ 53,351	$ 4,234,355
Less: depreciation and amortization expense	176,283	50,044	2,059	228,386

Cash operating expenses	$ 2,975,331	$ 979,346	$ 51,292	$ 4,005,969

Following is a reconciliation of operating expenses before restructuring charges to cash operating expenses for the full year 2002:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses before restructuring charges	$ 3,089,061	$ 973,812	$ 45,770	$ 4,108,643
Less: depreciation and amortization expense	174,070	46,797	2,387	223,254

Cash operating expenses	$ 2,914,991	$ 927,015	$ 43,383	$ 3,885,389

(B)

Operating cash flow is defined as operating profit before restructuring charges and depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(C)

Operating profit for each segment excludes interest income and expense, equity earnings and losses, non-operating items and income taxes. Operating profit before restructuring charges is a key metric used by the Company’s chief operating decision maker, as defined by Financial Accounting Standard No. 131, “Segment Reporting,” to make decisions about resources to be allocated to a segment and assess its performance.

Following is a reconciliation of operating profit (loss) to operating cash flow for the fourth quarter of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$ 260,468	$ 155,639	$ (15,724)	$ 400,383
Add back: depreciation and amortization expense	43,261	14,002	473	57,736

Operating cash flow	$ 303,729	$ 169,641	$ (15,251)	$ 458,119

Following is a reconciliation of operating profit (loss) to operating cash flow for the fourth quarter of 2002:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$ 240,282	$ 131,114	$ (12,577)	$ 358,819
Add back: depreciation and amortization expense	44,555	12,570	521	57,646

Operating cash flow	$ 284,837	$ 143,684	$ (12,056)	$ 416,465

Following is a reconciliation of operating profit (loss) to operating cash flow for the full year 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$ 885,306	$ 528,519	$ (53,351)	$1,360,474
Add back: depreciation and amortization expense	176,283	50,044	2,059	228,386

Operating cash flow	$1,061,589	$ 578,563	$ (51,292)	$1,588,860

Following is a reconciliation of operating profit (loss) to operating cash flow for the full year 2002:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$ 826,494	$ 469,051	$ (47,013)	$1,248,532
Add back: restructuring charges	24,923	1,087	1,243	27,253

Operating profit (loss) before restructuring charges	$ 851,417	$ 470,138	$ (45,770)	$1,275,785
Add back: depreciation and amortization expense	174,070	46,797	2,387	223,254

Operating cash flow	$1,025,487	$ 516,935	$ (43,383)	$ 1,499,039

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Fourth Quarter Ended December 28, 2003
(In thousands)

	Fourth Quarter (13 weeks)			Year-to-Date (52 weeks)
	2003	2002	% Change	2003	2002	% Change
Publishing
Advertising
Retail	$ 388,501	$ 382,844	1.5	$1,310,063	$1,279,249	2.4
National	221,736	206,684	7.3	780,524	726,293	7.5
Classified	241,238	234,922	2.7	1,019,382	1,018,656	0.1

Sub-Total (A)	851,475	824,450	3.3	3,109,969	3,024,198	2.8
Circulation	163,538	168,021	(2.7)	661,897	669,471	(1.1)
Other	68,311	66,092	3.4	265,054	246,809	7.4

Segment Total (B) (C)	1,083,324	1,058,563	2.3	4,036,920	3,940,478	2.4

Broadcasting & Entertainment
Television (D)	353,294	339,483	4.1	1,323,038	1,221,637	8.3
Radio/Entertainment	33,015	31,697	4.2	234,871	222,313	5.6

Segment Total (E)	386,309	371,180	4.1	1,557,909	1,443,950	7.9

Consolidated Revenues (F)	$1,469,633	$1,429,743	2.8	$5,594,829	$5,384,428	3.9

(A)	Interactive advertising revenues for 2003 and 2002 are included in the appropriate publishing categories: retail, national and classified.

(B)	Publishing revenues for 2002 have been reclassified to conform with the 2003 presentation. There was no effect on total revenues.

(C)

Includes Chicago magazine, acquired in August of 2002. Excluding this acquisition, publishing revenues increased 2.2% for the year-to-date. Excluding this acquisition, retail revenues increased 1.9%, classified revenues were flat and total advertising revenues increased 2.6% for the year-to-date.

(D)

Includes WTTV-TV, Indianapolis, acquired in July of 2002, and KPLR-TV, St. Louis and KWBP-TV, Portland, both acquired in March of 2003. Excluding KPLR-TV and KWBP-TV, television revenues increased 0.8% for the quarter. Excluding WTTV-TV, KPLR-TV and KWBP-TV, television revenues increased 4.8% for the year-to-date.

(E)

Excluding KPLR-TV and KWBP-TV, broadcasting and entertainment revenues increased 1.0% for the quarter. Excluding
WTTV-TV, KPLR-TV and KWBP-TV, broadcasting and entertainment revenues increased 5.0% for the year-to-date.

(F)	Excluding acquisitions, consolidated revenues increased 2.0% for the quarter and 3.0% for the year-to-date.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Fourth Quarter Ended December 28, 2003
(In thousands)

	Fourth Quarter (13 weeks)			Year-to-Date (52 weeks)
	2003	2002	% Change	2003	2002	% Change
Full Run
L.A. Times	737	737	–	2,640	2,587	2
Chicago Tribune	650	616	6	2,285	2,191	4
Newsday	399	396	1	1,542	1,588	(3)
Other Daily Newspapers (B)	3,531	3,559	(1)	13,662	13,522	1

Total	5,317	5,308	–	20,129	19,888	1

Part Run
L.A. Times	1,463	1,485	(1)	5,849	5,687	3
Chicago Tribune	1,514	1,383	9	5,738	5,475	5
Newsday	512	459	12	1,886	1,711	10
Other Daily Newspapers (B)	1,562	1,508	4	6,131	6,056	1

Total	5,051	4,835	4	19,604	18,929	4

Total Advertising Inches
Full Run
Retail	1,793	1,861	(4)	6,067	6,261	(3)
National	1,072	1,020	5	3,859	3,583	8
Classified	2,452	2,427	1	10,203	10,044	2

Sub-Total	5,317	5,308	–	20,129	19,888	1
Part Run	5,051	4,835	4	19,604	18,929	4

Total	10,368	10,143	2	39,733	38,817	2

Preprint Pieces
L.A. Times	909,717	800,127	14	3,060,926	2,757,925	11
Chicago Tribune	982,945	933,758	5	3,367,934	3,138,907	7
Newsday	791,230	828,932	(5)	2,819,780	2,823,513	–
Other Daily Newspapers (B)	1,152,977	1,086,226	6	3,898,350	3,700,712	5

Total	3,836,869	3,649,043	5	13,146,990	12,421,057	6

(A)

Volume for 2002 has been modified to conform with the 2003 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)	Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate and Greenwich Time.

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Period 12 Ended December 28, 2003
(In thousands)

	Period 12 (5 weeks)			Year-to-Date (52 weeks)
	2003	2002	% Change	2003	2002	% Change
Publishing
Advertising
Retail	$172,668	$168,871	2.2	$1,310,063	$1,279,249	2.4
National	90,344	82,236	9.9	780,524	726,293	7.5
Classified	77,640	74,787	3.8	1,019,382	1,018,656	0.1

Sub-Total (A)	340,652	325,894	4.5	3,109,969	3,024,198	2.8
Circulation	62,042	63,758	(2.7)	661,897	669,471	(1.1)
Other	25,831	23,967	7.8	265,054	246,809	7.4

Segment Total (B) (C)	428,525	413,619	3.6	4,036,920	3,940,478	2.4

Broadcasting & Entertainment
Television (D)	132,588	122,200	8.5	1,323,038	1,221,637	8.3
Radio/Entertainment	12,782	12,441	2.7	234,871	222,313	5.6

Segment Total (E)	145,370	134,641	8.0	1,557,909	1,443,950	7.9

Consolidated Revenues (F)	$573,895	$548,260	4.7	$5,594,829	$5,384,428	3.9

(A)	Interactive advertising revenues for 2003 and 2002 are included in the appropriate publishing categories: retail, national and classified.

(B)	Publishing revenues for 2002 have been reclassified to conform with the 2003 presentation. There was no effect on total revenues.

(C)

Includes Chicago magazine, acquired in August of 2002. Excluding this acquisition, publishing revenues increased 2.2% for the year-to-date. Excluding this acquisition, retail revenues increased 1.9%, classified revenues were flat and total advertising revenues increased 2.6% for the year-to-date.

(D)

Includes WTTV-TV, Indianapolis, acquired in July of 2002, and KPLR-TV, St. Louis and KWBP-TV, Portland, both acquired in March of 2003. Excluding KPLR-TV and KWBP-TV, television revenues increased 5.2% for the period. Excluding WTTV-TV, KPLR-TV and KWBP-TV, television revenues increased 4.8% for the year-to-date.

(E)

Excluding KPLR-TV and KWBP-TV, broadcasting and entertainment revenues increased 4.9% for the period. Excluding
WTTV-TV, KPLR-TV and KWBP-TV, broadcasting and entertainment revenues increased 5.0% for the year-to-date.

(F)	Excluding acquisitions, consolidated revenues increased 3.9% for the period and 3.0% for the year-to-date.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Period 12 Ended December 28, 2003
(In thousands)

	Period 12 (5 weeks)			Year-to-Date (52 weeks)
	2003	2002	% Change	2003	2002	% Change
Full Run
L.A. Times	327	329	(1)	2,640	2,587	2
Chicago Tribune	265	244	9	2,285	2,191	4
Newsday	144	144	–	1,542	1,588	(3)
Other Daily Newspapers (B)	1,368	1,382	(1)	13,662	13,522	1

Total	2,104	2,099	–	20,129	19,888	1

Part Run
L.A. Times	572	562	2	5,849	5,687	3
Chicago Tribune	523	465	12	5,738	5,475	5
Newsday	184	160	15	1,886	1,711	10
Other Daily Newspapers (B)	575	553	4	6,131	6,056	1

Total	1,854	1,740	7	19,604	18,929	4

Total Advertising Inches
Full Run
Retail	807	840	(4)	6,067	6,261	(3)
National	433	412	5	3,859	3,583	8
Classified	864	847	2	10,203	10,044	2

Sub-Total	2,104	2,099	–	20,129	19,888	1
Part Run	1,854	1,740	7	19,604	18,929	4

Total	3,958	3,839	3	39,733	38,817	2

Preprint Pieces
L.A. Times	410,373	361,589	13	3,060,926	2,757,925	11
Chicago Tribune	425,652	396,610	7	3,367,934	3,138,907	7
Newsday	337,957	352,261	(4)	2,819,780	2,823,513	–
Other Daily Newspapers (B)	501,534	471,079	6	3,898,350	3,700,712	5

Total	1,675,516	1,581,539	6	13,146,990	12,421,057	6

(A)

Volume for 2002 has been modified to conform with the 2003 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)	Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate and Greenwich Time.